SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.



                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15 (d) of the
                      Securities and Exchange Act of 1934



        Date of Report (Date of earliest event reported): July 29, 1996


                         HANGER ORTHOPEDIC GROUP, INC.
            (Exact name of Registrant as specified in its charter)


           DELAWARE                     1-10670               84-099004275
  (State or other jurisdiction        (Commission             (IRS Employer
      of incorporation)               File Number)            Identification
                                                              Number)

7700 OLD GEORGETOWN ROAD
BETHESDA, MARYLAND                                            20814
(Address of principal executive offices)                    (zip code)


Registrant's telephone number, including area code: (301) 986-0701

                                NOT APPLICABLE
         (Former name or former address, if changed since last report)

ITEM 5  OTHER EVENTS

     On July 29, 1996, Hanger Orthopedic Group, Inc. ("Hanger") announced that it had entered into an Agreement and Plan of Merger, dated as of July 29, 1996, among Hanger, JEH Acquisition Corporation ("Acquisition") and J.E.Hanger, Inc. of Georgia ("JEH"). The Agreement provides for the proposed merger of Acquisition, which is a wholly-owned subsidiary of Hanger, with and into JEH, which is a privately held corporation, as a result of which JEH will become a wholly-owned subsidiary of Hanger. Pursuant to the Agreement, it is proposed that Hanger will acquire all of JEH's outstanding shares in exchange for cash in the amount of $44 million and one million shares of Hanger common stock. The proposed cash payment is subject to adjustment based on certain financial and tax liability matters at the time of the closing, which is expected to occur in the fall of 1996. Consummation of the proposed merger is subject to numerous conditions, including the satisfactory completion of due diligence activities and the finalization of financing arrangements by Hanger, as well as approval by JEH's shareholders and other conditions customary in merger transactions.

     Filed as an exhibit hereto is a copy of the press release issued by Hanger today announcing that the Agreement has been entered into.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
         EXHIBITS

           (a) and (b)  Not applicable.

           (c)  EXHIBITS

                The following exhibit is filed herewith:

           Exhibit No.                         Document
           ----------                          --------
               99                              Press Release, dated July 29,
                                               1996, issued by Hanger
                                               Orthopedic Group, Inc.


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


                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                             HANGER ORTHOPEDIC GROUP, INC.
                                             (Registrant)


Dated: July 29, 1996                         By:/s/RICHARD A. STEIN
                                                -------------------
                                                Richard A. Stein
                                                Vice President-Finance,
                                                Treasurer and Secretary


K: 228054\AHB\FORM8-K.DOC

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